Exhibit 99.1

RELEASE 8:00 AM – January 29, 2014

CONTACT:	Susan Munhall, Investor Relations
Hudson City Bancorp, Inc.
West 80 Century Road, Paramus, New Jersey 07652
TELEPHONE:	(201) 967-8290
E-MAIL:	smunhall@hcsbnj.com

HUDSON CITY BANCORP, INC. REPORTS QUARTERLY EARNINGS OF $45.8 MILLION

DECLARED QUARTERLY CASH DIVIDEND OF $0.04 PER SHARE

Paramus, New Jersey, January 29, 2014 - Hudson City Bancorp, Inc. (NASDAQ: HCBK) (the “Company”), the holding company for Hudson City Savings Bank (the “Bank”), reported today net income of $45.8 million for the quarter ended December 31, 2013 as compared to net income of $47.9 million for the quarter ended December 31, 2012. Diluted earnings per share amounted to $0.09 for the fourth quarter of 2013 as compared to diluted earnings per share of $0.10 for the fourth quarter of 2012. For the year ended December 31, 2013, the Company reported net income of $185.2 million as compared to net income of $249.1 million for the year ended December 31, 2012. Diluted earnings per share were $0.37 for the year ended December 31, 2013 as compared to diluted earnings per share of $0.50 for the year ended December 31, 2012.

The Company also reported today that the Board of Directors declared a quarterly cash dividend of $0.04 per share payable on March 3, 2014 to shareholders of record on February 12, 2014.

Financial highlights for the fourth quarter of 2013 are as follows:

•	The Bank’s Tier 1 leverage capital ratio increased to 10.82% at December 31, 2013 as compared to 10.09% at December 31, 2012.

•	Non-performing loans decreased $113.3 million to $1.05 billion at December 31, 2013 as compared to $1.16 billion at December 31, 2012. Early stage loan delinquencies (defined as loans that are 30 to 89 days delinquent) decreased $159.7 million to $473.4 million at December 31, 2013 from $633.1 million at December 31, 2012.

•	There was no provision for loan losses for the fourth quarter of 2013 as compared to $25.0 million for the fourth quarter of 2012 reflecting improving home prices and economic conditions and decreases in total delinquent loans and total loans. The provision for loan losses in the fourth quarter of 2012 included a $5.0 million provision related to Hurricane Sandy.

•	Our interest rate spread and net interest margin were 1.20% and 1.47%, respectively, for the fourth quarter of 2013 as compared to 1.75% and 1.97%, respectively, for the fourth quarter of 2012. For the linked third quarter of 2013, our interest rate spread and net interest margin were 1.22% and 1.48%, respectively.

•	FDIC expense decreased $50.2 million during 2013 due to decreases in our assessment rate and a reduction in the size of our balance sheet.

•	Federal funds sold and other overnight deposits increased $3.53 billion to $4.19 billion at December 31, 2013 from $656.9 million at December 31, 2012 primarily due to repayments of mortgage-related assets.

•	Total deposits decreased $2.01 billion, or 8.6%, to $21.47 billion at December 31, 2013 from $23.48 billion at December 31, 2012 due to our decision to maintain lower deposit rates allowing us to manage deposit reductions at a time when we are experiencing excess liquidity from prepayment activity on mortgage-related assets and limited investment opportunities with attractive yields.

Ronald E. Hermance, Jr., the Company’s Chairman and Chief Executive Officer commented, “Our net interest margin was 1.47% for the fourth quarter of 2013 as compared to 1.48% for the linked third quarter. This decrease in our net interest margin was less than the decreases experienced in recent quarters as market interest rates continued to increase during the fourth quarter. The yield on the 10 year constant maturity U.S. Treasury Note increased to 3.04% at December 31, 2013 from 2.64% at September 30, 2013 and 1.78% at December 31, 2012. However, we believe market interest rates still remain too low to compel us to pursue any balance sheet growth in the near-term. As a result, assets decreased $1.99 billion during 2013 allowing us to increase our Tier 1 leverage capital ratio to 10.82%. This capital can be used to support future growth and strategic initiatives.”

Mr. Hermance continued, “Our asset quality continues to improve. Total non-performing loans decreased $22.0 million during the fourth quarter of 2013. Total delinquencies have decreased $273.0 million since December 31, 2012. In addition, total loans decreased $2.98 billion during 2013 as the low market interest rates continued to result in elevated levels of loan prepayments.”

Statement of Financial Condition Summary

Total assets decreased $1.99 billion, or 4.9%, to $38.61 billion at December 31, 2013 from $40.60 billion at December 31, 2012. The decrease in total assets reflected a $2.95 billion decrease in net loans, a $2.07 billion decrease in total mortgage-backed securities and a $315.4 million decrease in other assets, partially offset by a $3.50 billion increase in cash and cash equivalents.

Total cash and cash equivalents increased $3.50 billion to $4.32 billion at December 30, 2013 as compared to $828.0 million at December 31, 2012. This increase is primarily due to continued elevated levels of repayments on mortgage-related assets and the lack of attractive reinvestment opportunities in the current low interest rate environment as available short term reinvestment opportunities continue to carry low yields, and medium and longer term opportunities are creating more significant duration risk at relatively low yields despite the recent increase in market interest rates. In addition, during 2013 we received additional cash from previously accrued tax refunds of $364.9 million. Other assets decreased $315.4 million to $364.5 million at December 31, 2013 from $679.9 million at December 31, 2012 due primarily to the receipt of the accrued tax refund noted above.

Net loans amounted to $23.94 billion at December 31, 2013 as compared to $26.89 billion at December 31, 2012. During 2013, our loan production (origination and purchases) amounted to $3.59 billion as compared to $5.06 billion for 2012. Loan production was offset by principal repayments of $6.39 billion in 2013, as compared to principal repayments of $7.13 billion in 2012. Loan production declined during 2013 which reflects our limited appetite for adding long-term fixed-rate mortgage loans in the current low market interest rate environment. The decrease in net loans was also due to continued elevated levels of refinancing activity caused by low market interest rates combined with lower levels of new production. While loan refinancing activity declined during 2013 as market interest rates increased, loan repayments remained elevated.

Total mortgage-backed securities decreased $2.07 billion to $8.95 billion at December 31, 2013 from $11.02 billion at December 31, 2012. The decrease in mortgage-backed securities reflected continued elevated levels of repayments during 2013. Repayments amounted to $3.21 billion for 2013 as compared to $3.69 billion for 2012. Repayments were partially offset by purchases of $1.67 billion of mortgage-backed securities issued by U.S. government-sponsored entities (“GSEs”) during 2013. Additionally, there were sales of mortgage-backed securities with an amortized cost of $316.2 million during 2013.

Total liabilities decreased $2.04 billion, or 5.7%, to $33.86 billion at December 31, 2013 from $35.90 billion at December 31, 2012 due entirely to a decrease in deposits. The decrease in deposits reflects our decision to maintain lower deposit rates allowing us to manage deposit reductions at a time when we are experiencing excess liquidity from prepayment activity on mortgage-related assets and limited investment opportunities with attractive yields.

Total shareholders’ equity increased $42.8 million to $4.74 billion at December 31, 2013 as compared to $4.70 billion at December 31, 2012. The increase was primarily due to net income of $185.2 million, partially offset by cash dividends paid to common shareholders of $99.5 million and a $63.6 million change in accumulated other comprehensive income. At December 31, 2013, our consolidated shareholders’ equity to asset ratio was 12.28% and our tangible book value per share was $9.21.

Accumulated other comprehensive income amounted to $6.3 million at December 31, 2013 as compared to accumulated other comprehensive income of $70.0 million at December 31, 2012. The resulting $63.7 million change in accumulated other comprehensive income primarily reflects a decrease in the net unrealized gain on securities available for sale at December 31, 2013 as compared to December 31, 2012, due primarily to an increase in market interest rates during 2013 as well as a decrease in the size of our available for sale securities portfolio.

As previously announced, on August 27, 2012, the Company entered into a definitive merger agreement with M&T Bank Corporation (“M&T”) and Wilmington Trust Corporation (“WTC”), a wholly owned subsidiary of M&T, providing for the merger of the Company with and into WTC (the “Merger”). The Merger remains subject to the receipt of the required regulatory approvals and other customary closing conditions. On December 17, 2013, M&T and the Company announced that additional time will be required to obtain a regulatory determination on the applications necessary to complete the proposed Merger as M&T continues to address the Federal Reserve’s concerns with its BSA/AML procedures, systems and processes, and that the earliest the Merger could be completed is the latter half of 2014. As a result, M&T and the Company amended the merger agreement, (i) extending the date after which either party may elect to terminate the merger agreement if the Merger has not yet been completed, from January 31, 2014 to December 31, 2014 and (ii) allowing the Company to terminate the merger agreement if the Company reasonably determines that M&T is unlikely to be able to obtain the requisite regulatory approvals in time to permit the closing to occur on or prior to December 31, 2014. There can be no assurances that the Merger will be completed by that date.

The amendment to the merger agreement allows the Company to pursue its Strategic Plan initiatives during the pendency of the Merger without requiring the Company to obtain prior approval from M&T. The Strategic Plan includes initiatives such as secondary mortgage market operations, commercial real estate lending, the introduction of small business banking products and developing a more robust suite of consumer banking products. Many of the initiatives require significant lead time for full implementation and roll out to our customers. We expect commencement of the roll out of the prioritized initiatives during 2014.

As part of our Strategic Plan, we are continuing to explore ways to reduce our interest rate risk while strengthening our balance sheet, which may include a further restructuring of our balance sheet during 2014. The Company previously completed a series of restructuring transactions in 2011 that reduced higher-cost structured borrowings on the Company’s balance sheet. Management is currently considering a variety of different restructuring alternatives, including whether to restructure all or various portions of our borrowed funds and various alternatives for replacement funding. No decision has been made at this time regarding the timing, structure and scope of any restructuring transaction. Decisions regarding any restructuring transaction are dependent upon, among other things, market interest rates, overall economic conditions and the status of the Merger. However, any such transaction will likely not occur before the second half of 2014. Similar to the 2011 restructuring transactions, we expect a restructuring to result in a net loss and reduction of stockholder equity, though we also expect an improvement in net interest margin and future earnings prospects. Any restructuring will focus on the prospects for long-term overall earnings stability and growth.

Statement of Income Summary

The Federal Open Market Committee of the Board of Governors of the Federal Reserve System (the “FOMC”) noted that economic activity has been expanding at a moderate pace. The FOMC noted that some indicators of labor market conditions have shown further improvement in recent months, but the unemployment rate, which has declined, remains elevated. Household spending and business fixed investment advanced, while the housing sector has slowed in recent months. The national unemployment rate decreased to 6.7% in December 2013 from 7.8% in December 2012. The FOMC decided to maintain the overnight lending target rate at zero to 0.25% during the fourth quarter of 2013 and stated that exceptionally low levels for the federal funds rate will be appropriate for at least as long as the unemployment rate remains above 6.5%. The FOMC anticipates that it likely will be appropriate to maintain the current federal funds rate well past the time that the unemployment rate declines below 6.5%, especially if projected inflation continues to run below the FOMC’s 2% longer-run goal.

The FOMC decided to reduce the rate of purchases of agency mortgage-backed securities to $35.0 billion per month from $40.00 billion per month and to reduce purchases of longer-term Treasury securities to $40.0 billion per month from $45.0 billion per month. However, the FOMC noted that the additional asset purchases even at a reduced pace will still increase their holdings of longer-term securities. The FOMC also noted that its sizeable and increasing holdings of longer-term securities should maintain downward pressure on longer-term interest rates, support mortgage markets, promote a stronger economy and help to ensure that inflation, over time, is at the rate most consistent with the FOMC’s dual mandate regarding both inflation and unemployment.

Net interest income decreased $56.4 million, or 29.3%, to $135.9 million for the fourth quarter of 2013 from $192.3 million for the fourth quarter of 2012 reflecting the overall decrease in the average balance of interest-earning assets and interest-bearing liabilities, the continued low interest rate environment and an increase in the average balance of Federal funds sold and other overnight deposits. Our interest rate spread decreased to 1.20% for the fourth quarter of 2013 from 1.75% for the fourth quarter of 2012. Our net interest margin was 1.47% for the fourth quarter of 2013 as compared 1.97% for the fourth quarter of 2012.

Net interest income decreased $241.4 million, or 28.3%, to $612.5 million for 2013 from $853.9 million for 2012. Our interest rate spread decreased 53 basis points to 1.32% for 2013 as compared to 1.85% for 2012. Our net interest margin decreased 47 basis points to 1.59% for 2013 as compared to 2.06% for 2012. The decrease in our interest rate spread and net interest margin for 2013 is primarily due to repayments of higher yielding assets due to the low interest rate environment and an increase in the average balance of Federal funds sold and other overnight deposits.

Total interest and dividend income for the fourth quarter of 2013 decreased $66.9 million, or 17.2%, to $321.3 million from $388.2 million for the fourth quarter of 2012. The decrease in total interest and dividend income was due to a decrease in the average balance of total interest-earning assets of $1.78 billion, or 4.5%, to $37.93 billion for the fourth quarter of 2013 from $39.71 billion for the fourth quarter of 2012 as well as a decrease in the annualized weighted-average yield on total interest earning assets. The decrease in the average balance of total interest-earning assets was due primarily to repayments of mortgage-related assets during 2013 as a result of the low interest rate environment and our decision not to reinvest in low yielding, long term assets. The annualized weighted-average yield on total interest-earning assets was 3.39% for the fourth quarter of 2013 as compared to 3.91% for the fourth quarter of 2012. The decrease in the annualized weighted average yield of interest-earning assets was due to lower market interest rates earned on mortgage-related assets and a $3.47 billion increase in the average balance of Federal funds sold and other overnight deposits to $3.86 billion which had an average yield of 0.28% during the fourth quarter of 2013.

Total interest and dividend income for the year ended December 31, 2013 decreased $311.9 million, or 18.6%, to $1.36 billion from $1.67 billion for the year ended December 31, 2012. The decrease in total interest and dividend income was primarily due to a $2.79 billion, or 6.7%, decrease in the average balance of total interest-earning assets to $38.64 billion for the year ended December 31, 2013 from $41.43 billion for the year ended December 31, 2012. The decrease in total interest and dividend income was also due to a decrease of 52 basis points in the weighted-average yield on total interest-earning assets to 3.52% for 2013 from 4.04% for 2012.

Interest on first mortgage loans decreased $50.5 million, or 16.3%, to $259.3 million for the fourth quarter of 2013 from $309.8 million for the fourth quarter of 2012. This was primarily due to a $3.06 billion decrease in the average balance of first mortgage loans to $23.95 billion for the fourth quarter of 2013 from $27.01 billion for the same quarter in 2012. The decrease in interest income on mortgage loans was also due to a 26 basis point decrease in the annualized weighted-average yield to 4.33% for the fourth quarter of 2013 from 4.59% for the fourth quarter of 2012.

For the year ended December 31, 2013, interest on first mortgage loans decreased $205.7 million, or 15.7%, to $1.10 billion from $1.31 billion for the year ended December 31, 2012. This was primarily due to a $2.76 billion decrease in the average balance of first mortgage loans to $24.92 billion for the year ended December 31, 2013 from $27.68 billion for the year ended December 31, 2012. The decrease in interest income on mortgage loans was also due to a 30 basis point decrease in the weighted-average yield to 4.43% for the year ended December 31, 2013 from 4.73% for the year ended December 31, 2012.

The decrease in the average yield earned on first mortgage loans during the three months and year ended December 31, 2013 was due to continued mortgage refinancing activity and the rates on newly originated mortgage loans which have been below the average yield on our portfolio, reflecting the continuation of low market rates. Consequently, the average yield on our loan portfolio continued to decline in the fourth quarter of 2013. Refinancing activity, which resulted in continued elevated levels of loan repayments, also caused the average balance of our first mortgage loans to decline for those same periods as our loan production decreased reflecting our low appetite for adding long-term fixed-rate mortgage loans in the current low interest rate environment.

Interest on mortgage-backed securities decreased $15.5 million to $52.0 million for the fourth quarter of 2013 from $67.5 million for the fourth quarter of 2012. This decrease was due primarily to a $2.03 billion decrease in the average balance of mortgage-backed securities to $9.21 billion for the fourth quarter of 2013 from $11.24 billion for the fourth quarter of 2012. The decrease in interest on mortgage-backed securities was also due to a 14 basis point decrease in the annualized weighted-average yield to 2.26% for the fourth quarter of 2013 from 2.40% for the fourth quarter of 2012.

Interest on mortgage-backed securities decreased $97.5 million to $216.5 million for the year ended December 31, 2013 from $314.0 million for the year ended December 31, 2012. This decrease was due primarily to a $2.24 billion decrease in the average balance of mortgage-backed securities to $9.79 billion for 2013 from $12.03 billion for 2012. The decrease in interest on mortgage-backed securities was also due to a 40 basis point decrease in the weighted-average yield to 2.21% for 2013 from 2.61% for 2012.

The decrease in the average yield earned on mortgage-backed securities during the three months and year ended December 31, 2013 was a result of principal repayments on securities that have higher yields than the existing portfolio as well as the re-pricing of variable rate mortgage-backed securities in this continued low interest rate environment. The decrease in the average balance of mortgage-backed securities during these same periods was due primarily to elevated levels of principal repayments in the current low interest rate environment.

Interest on investment securities decreased $1.6 million to $1.4 million for the fourth quarter of 2013 as compared to $3.0 million for the fourth quarter of 2012. This decrease was due to a 99 basis point decrease in the annualized weighted-average yield to 1.62% for the fourth quarter of 2013 from 2.61% for the fourth quarter of 2012. The decrease in the average yield earned reflects current market interest rates. This decrease in interest on investment securities was also due to a $108.5 million decrease in the average balance of investment securities to $344.2 million for the fourth quarter of 2013 from $452.7 million for the fourth quarter of 2012. The decrease in the average balance of investment securities was due to the sale of corporate bonds with an amortized cost of $405.7 million partially offset by the purchase of $298.0 million of GSE securities.

For the year ended December 31, 2013, interest on investment securities decreased $3.0 million to $8.6 million from $11.6 million for the year ended December 31, 2012. This decrease was due to a 63 basis point decrease in the weighted-average yield to 2.08% for 2013 from 2.71% for 2012. The decrease in the average yield earned reflects current market interest rates. This decrease was also due to a $14.3 million decrease in the average balance of investment securities to $415.2 million for 2013 from $429.5 million for 2012.

Dividends on FHLB stock decreased $1.1 million, or 23.9%, to $3.5 million for the fourth quarter of 2013 as compared to $4.6 million for the fourth quarter of 2012. This decrease was due primarily to a 90 basis point decrease in the average dividend yield earned to 4.03% for the fourth quarter of 2013 from 4.93% for the fourth quarter of 2012. Additionally, the average balance of FHLB stock decreased $25.2 million to $347.1 million for the fourth quarter of 2013 from $372.3 million for the fourth quarter of 2012.

Dividends on FHLB stock decreased $8.8 million, or 37.4%, to $14.7 million for the year ended December 31, 2013 from $23.5 million for the year ended December 31, 2012. The decrease was primarily due to a 132 basis point decrease in the average dividend yield earned to 4.20% for 2013 from 5.52% for 2012. In addition, there was a $76.0 million decrease in the average balance of FHLB stock to $349.6 million for 2013 as compared to $425.6 million for 2012.

The decrease in the average balance of FHLB stock for the quarter and year ended December 31, 2013 as compared to the corresponding periods in 2012 was primarily due to mandatory redemptions of stock due to a decrease in the amount of borrowings outstanding with the FHLB.

Interest on Federal funds sold and other overnight deposits amounted to $2.7 million for the fourth quarter of 2013 as compared to $243,000 for the fourth quarter of 2012. The average balance of Federal funds sold and other overnight deposits amounted to $3.86 billion for the fourth quarter of 2013 as compared to $386.3 million for the fourth quarter of 2012. The yield earned on Federal funds sold and other overnight deposits was 0.28% for the 2013 fourth quarter and 0.25% for the 2012 fourth quarter.

Interest on Federal funds sold and other overnight deposits amounted to $7.4 million for the year ended December 31, 2013 as compared to $1.4 million for the year ended December 31, 2012. The average balance of Federal funds sold and other overnight deposits amounted to $2.93 billion for 2013 as compared to $591.1 million for 2012. The yield earned on Federal funds and other overnight deposits was 0.25% for 2013 and 0.24% for 2012.

The increase in the average balance of Federal funds sold and other overnight deposits for the three months and year ended December 31, 2013 was due primarily to the elevated levels of repayments on mortgage-related assets and the lack of attractive reinvestment opportunities due to low market interest rates.

Total interest expense for the quarter ended December 31, 2013 decreased $10.5 million, or 5.4%, to $185.4 million from $195.9 million for the quarter ended December 31, 2012. This decrease was primarily due to a $2.35 billion, or 6.6%, decrease in the average balance of total interest-bearing liabilities to $33.24 billion for the quarter ended December 31, 2013 from $35.59 billion for the quarter ended December 31, 2012. This was partially offset by an increase in the annualized weighted-average cost of total interest-bearing liabilities to 2.19% for the quarter ended December 31, 2013 as compared to 2.16% for the quarter ended December 31, 2012. The decrease in the average balance of total interest-bearing liabilities was due to a $2.01 billion decrease in the average balance of total deposits and a $345.7 million decrease in the average balance of borrowings.

For the year ended December 31, 2013 total interest expense decreased $70.4 million, or 8.6%, to $748.7 million from $819.1 million for the year ended December 31, 2012. This decrease was primarily due to a $3.34 billion, or 8.9%, decrease in the average balance of total interest-bearing liabilities to $34.08 billion for the year ended December 31, 2013 compared with $37.42 billion for the year ended December 31, 2012. The weighted-average cost of total interest-bearing liabilities was 2.20% for the year ended December 31, 2013 as compared to 2.19% for the year ended December 31, 2012. The decrease in the average balance of total interest-bearing liabilities was due to a $1.93 billion decrease in the average balance of total deposits and a $1.39 billion decrease in the average balance of borrowings.

Interest expense on deposits decreased $9.6 million, or 18.4%, to $42.6 million for the fourth quarter of 2013 from $52.2 million for the fourth quarter of 2012. The decrease is due to the decline in the average cost of interest-bearing deposits of 10 basis points to 0.80% for the fourth quarter of 2013 from 0.90% for the fourth quarter of 2012. This decrease was also due to a $2.01 billion decrease in the average balance of interest-bearing deposits to $21.06 billion for the fourth quarter of 2013 from $23.07 billion for the fourth quarter of 2012.

For the year ended December 31, 2013, interest expense on deposits decreased $56.3 million, or 23.6%, to $182.4 million from $238.7 million for the year ended December 31, 2012. This decrease is due primarily to a decrease in the average cost of interest-bearing deposits of 17 basis points to 0.83% for the year ended December 31, 2013 from 1.00% for the year ended December 31, 2012 This decrease was also due to a $1.93 billion decrease in the average balance of interest-bearing deposits to $21.91 billion during the year ended December 31, 2013 from $23.84 billion for the year ended December 31, 2012.

The decrease in the average cost of deposits for 2013 reflected lower market interest rates and our decision to maintain lower deposit rates to continue our balance sheet reduction. At December 31, 2013, time deposits scheduled to mature within one year totaled $7.49 billion with an average cost of 0.84%. These time deposits are scheduled to mature as follows: $2.81 billion with an average cost of 0.69% in the first quarter of 2014, $2.30 billion with an average cost of 0.74% in the second quarter of 2014, $1.39 billion with an average cost of 0.90% in the third quarter of 2014 and $988.6 million with an average cost of 1.39% in the fourth quarter of 2014. Based on our deposit retention experience and current pricing strategy, we anticipate that a significant portion of these time deposits will remain with us as renewed time deposits or as transfers to other deposit products at the prevailing rate.

Interest expense on borrowed funds decreased $837,000 to $142.8 million for the fourth quarter of 2013 from $143.7 million for the fourth quarter of 2012. This decrease was due to a $345.7 million decrease in the average balance of borrowed funds to $12.18 billion for the fourth quarter of 2013 from $12.52 billion for the fourth quarter of 2012. This decrease was partially offset by a 10 basis point increase in the annualized weighted-average cost of borrowed funds to 4.59% for the fourth quarter of 2013 compared with 4.49% for the fourth quarter of 2012 as lower cost borrowings matured during the fourth quarter of 2012.

For the year ended December 31, 2013 interest expense on borrowed funds decreased $14.1 million to $566.3 million from $580.4 million for the year ended December 31, 2012. This decrease was due to a $1.39 billion decrease in the average balance of borrowed funds to $12.18 billion for 2013 as compared to $13.57 billion for 2012. This decrease was partially offset by a 37 basis point increase in the weighted-average cost of borrowed funds to 4.65% for 2013 as compared to 4.28% for 2012.

The decrease in the average balance of borrowings for the three months and year ended December 31, 2013 was due primarily to the maturity of $3.45 billion of borrowings during 2012, including $3.0 billion of short-term borrowings which were not replaced with new borrowings. In addition, these short-term borrowings had considerably lower interest rates than the remaining borrowings and, consequently, as these borrowings matured the overall weighted-average cost of the remaining borrowings increased, resulting in the increase in the weighted average cost of interest-bearing liabilities.

Borrowings amounted to $12.18 billion at December 31, 2013 with an average cost of 4.65%. There are no scheduled maturities for 2014.

There was no provision for loan losses for the quarter ended December 31, 2013 as compared to a $25.0 million provision for loan losses for the quarter ended December 31, 2012. For the linked third quarter of 2013, the provision for loan losses amounted to $4.0 million. For the year ended December 31, 2013, the provision for loan losses was $36.5 million as compared to $95.0 million for the year ended December 31, 2012. The decrease in our provision for loan losses was due primarily to improving economic conditions, increasing home prices, a decrease in the size of the loan portfolio and a decrease in the amount of total delinquent loans.

Non-performing loans, defined as non-accruing loans and accruing loans delinquent 90 days or more, amounted to $1.05 billion at December 31, 2013 compared with $1.16 billion at December 31, 2012 and $1.07 billion at September 30, 2013. The ratio of non-performing loans to total loans was 4.35% at December 31, 2013 as compared to 4.29% at December 31, 2012, as the decline in the total loan portfolio outpaced the decline in non-performing loans. Notwithstanding the decrease in non-performing loans, the foreclosure process and the time to complete a foreclosure, while improving, continue to be prolonged, especially in New York and New Jersey where 76% of our non-performing loans are located. This protracted foreclosure process delays our ability to resolve non-performing loans through the sale of the underlying collateral and our ability to maximize any recoveries.

Loans delinquent 30 to 59 days amounted to $311.9 million at December 31, 2013 as compared to $393.8 million at December 31, 2012. Loans delinquent 60 to 89 days amounted to $161.5 million at December 31, 2013 as compared to $239.3 million at December 31, 2012. The allowance for loan losses amounted to $276.1 million at December 31, 2013 as compared to $302.3 million at December 31, 2012. The allowance for loan losses as a percent of total loans and as a percent of non-performing loans was 1.15% and 26.31%, respectively at December 31, 2013, as compared to 1.12% and 26.01%, respectively at December 31, 2012 and 1.19% and 27.17%, respectively, at September 30, 2013.

Net charge-offs amounted to $14.9 million for the fourth quarter of 2013 as compared to $14.2 million for the fourth quarter of 2012 and $10.3 million for the linked third quarter of 2013. The ratio of net charge-offs to average loans was 0.24% for the fourth quarter of 2013 as compared to 0.21% for the fourth quarter of 2012 and 0.17% for the linked third quarter of 2013 reflecting the slight increase in net charge-offs and the decline in average loans.

Total non-interest income was $13.5 million for the fourth quarter of 2013 as compared to $2.7 million for the fourth quarter of 2012. Included in non-interest income for the fourth quarter of 2013 was an $11.1 million gain on the sale of $165.9 million of mortgage-backed securities. The remainder of non-interest income is primarily made up of service fees and charges on deposit and loan accounts. There were no securities sales for the fourth quarter of 2012.

Total non-interest income was $39.1 million for 2013 as compared to $11.5 million for 2012. Included in non-interest income for the year 2013 was a $7.2 million gain on the sale of corporate bonds with an amortized cost of $405.7 million and a $21.7 million gain on the sale of $316.2 million of mortgage-backed securities. There were no securities sales for the year ended December 31, 2012.

Total non-interest expense decreased $14.1 million to $73.5 million for the fourth quarter of 2013 as compared to $87.6 million for the fourth quarter of 2012. This decrease was due to an $18.8 million decrease in Federal deposit insurance expense partially offset by a $3.8 million increase in other non-interest expense.

Compensation and employee benefit costs increased $499,000, or 1.5%, to $33.7 million for the fourth quarter of 2013 as compared to $33.2 million for the same period in 2012. The increase in compensation and employee benefit costs is primarily due to an increase of $991,000 in stock benefit plan expense partially offset by a $417,000 decrease in compensation cost. At December 31, 2013, we had 1,520 full-time equivalent employees as compared to 1,622 at December 31, 2012.

For the quarter ended December 31, 2013, Federal deposit insurance expense decreased $18.8 million, or 63.4%, to $10.9 million from $29.8 million for the quarter ended December 31, 2012. The decrease in Federal deposit insurance expense for the quarter ended December 31, 2013 is primarily due to a reduction in the size of our balance sheet and a decrease in our assessment rate. In addition, there was a $2.4 million one-time reduction in our assessment for the fourth quarter of 2013 related to an adjustment of a previous quarter’s assessment as well as a $2.9 million adjustment to accrued FDIC expense to reflect the recent decreases in our assessment rate.

Other non-interest expense increased $3.8 million for the quarter ended December 31, 2013 to $19.9 million as compared to $16.1 million for the fourth quarter of 2012. This increase was due primarily to a $2.5 million increase in carrying costs associated with foreclosed real estate and $569,000 in Merger-related professional fees.

Included in other non-interest expense were write-downs on foreclosed real estate and net gains and losses on the sale of foreclosed real estate which amounted to a net gain of $908,000 for the fourth quarter of 2013 as compared to net losses of $565,000 for the fourth quarter of 2012. We sold 55 properties during the fourth quarter of 2013 and had 204 properties in foreclosed real estate with a carrying value of $70.4 million, 20 of which were under contract to sell as of December 31, 2013. For the fourth quarter of 2012, we sold 41 properties and had 135 properties in foreclosed real estate with a carrying value of $47.3 million, of which 30 were under contract to sell as of December 31, 2012. This pipeline is now growing steadily as properties emerge from the foreclosure process. At December 31, 2013, 121 loans were scheduled for foreclosure sale as compared to 92 loans at December 31, 2012.

Total non-interest expense amounted to $309.8 million for the year ended December 31, 2013 as compared to $356.6 million for the year ended December 31, 2012. This decrease was due to a $50.2 million decrease in Federal deposit insurance expense and a $2.1 million decrease in other non-interest expense partially offset by a $3.1 million increase in compensation and benefits and a $2.5 million increase in net occupancy costs.

Compensation and employee benefit costs increased $3.1 million, or 2.4%, to $132.7 million for the year ended December 31, 2013 as compared to $129.6 million for the same period in 2012. The increase in compensation costs is primarily due to increases of $2.7 million in stock benefit plan expense and $655,000 in compensation costs.

For the year ended December 31, 2013 Federal deposit insurance expense decreased $50.2 million, or 40.6%, to $73.5 million from $123.7 million for the year ended December 31, 2012. This decrease was due primarily to a reduction in the size of our balance sheet and a decrease in our assessment rate.

Other non-interest expense decreased $2.1 million for the year ended December 31, 2013 to $66.9 million as compared to $69.0 million for the same period in 2012. This decrease was due primarily to a decrease in Merger-related professional fees of $5.4 million and a $3.6 million decrease in write-downs and net losses on foreclosed real estate. These decreases were partially offset by a $6.2 million increase in carrying costs associated with foreclosed real estate.

Included in other non-interest expense were write-downs on foreclosed real estate and net gains on the sale of foreclosed real estate which amounted to a net gain of $1.7 million for the year ended December 31, 2013 as compared to a net loss of $1.9 million for the comparable period in 2012. We sold 207 properties during 2013 as compared to 191 properties for the same period in 2012. Also included in other non-interest expense were holding costs associated with foreclosed real estate which amounted to $14.5 million and $8.3 million for the years ended December 31, 2013 and 2012, respectively.

Our efficiency ratio was 48.77% for the 2013 fourth quarter as compared to 44.87% for the 2012 fourth quarter. For the year ended December 31, 2013, our efficiency ratio was 47.44% compared with 40.50% for the year ended December 31, 2012. The calculation of the efficiency ratio is included in a table contained in this press release. Our return on average assets was 0.47% for both the 2013 fourth quarter and 2012 fourth quarter. Our annualized ratio of non-interest expense to average total assets for the fourth quarter of 2013 was 0.76% as compared to 0.85% for the fourth quarter of 2012. Our ratio of non-interest expense to average total assets for the year ended December 31, 2013 was 0.78% compared with 0.83% for the corresponding period of 2012.

Income tax expense amounted to $30.1 million for the fourth quarter of 2013 compared with income tax expense of $34.5 million for the corresponding period in 2012. Our effective tax rate for the fourth quarter of 2013 was 39.62% compared with 41.84% for the fourth quarter of 2012. Income tax expense amounted to $120.0 million for the year ended December 31, 2013 compared with income tax expense of $164.6 million for the year ended December 31, 2012.

Hudson City Bancorp, Inc. maintains its corporate offices in Paramus, New Jersey. Hudson City Savings Bank, a well-established community financial institution serving its customers since 1868, is the largest thrift institution headquartered in New Jersey. Hudson City Savings Bank currently operates a total of 135 banking offices in the New York metropolitan and surrounding areas.

Forward-Looking Statements

This release may contain certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on certain assumptions and describe future plans, strategies and expectations of Hudson City Bancorp, Inc. Such forward-looking statements may be identified by the use of such words as “may,” “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” “predict,” “continue,” and “potential” or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hudson City Bancorp, Inc., the characterization of the future effects of any restructuring transactions on balance sheet strength, capital ratios, net interest margin and earnings prospects and Hudson City Bancorp, Inc.’s strategies, plans, objectives, expectations, and intentions, including the Merger and the Strategic Plan, and other statements contained in this release that are not historical facts. Hudson City Bancorp, Inc.’s ability to predict results or the actual effect of future plans or strategies, including the Merger, is inherently uncertain and actual results and performance could differ materially from those contemplated or implied by these forward-looking statements. They can be affected by inaccurate assumptions Hudson City Bancorp, Inc. might make or by known or unknown risks and uncertainties. Factors that could cause assumptions to be incorrect include, but are not limited to, changes in interest rates, general economic conditions, legislative, regulatory and public policy changes, further delays in closing the Merger and the ability of Hudson City Bancorp, Inc. or M&T to obtain regulatory approvals and meet other closing conditions to the Merger. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. For a summary of important factors that could affect Hudson City Bancorp, Inc.’s forward-looking statements, please refer to Hudson City Bancorp, Inc.’s filings with the Securities and Exchange Commission available at www.sec.gov. Hudson City Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

TABLES FOLLOW

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition

	December 31, 2013	December 31, 2012
(In thousands, except share and per share amounts)	(unaudited)
Assets:
Cash and due from banks	$133,665	$171,042
Federal funds sold and other overnight deposits	4,190,809	656,926

Total cash and cash equivalents	4,324,474	827,968
Securities available for sale:
Mortgage-backed securities	7,167,555	8,040,742
Investment securities	297,283	428,057
Securities held to maturity:
Mortgage-backed securities	1,784,464	2,976,757
Investment securities	39,011	39,011

Total securities	9,288,313	11,484,567
Loans	24,112,829	27,090,879
Net deferred loan costs	105,480	97,534
Allowance for loan losses	(276,097)	(302,348)

Net loans	23,942,212	26,886,065
Federal Home Loan Bank of New York stock	347,102	356,467
Foreclosed real estate, net	70,436	47,322
Accrued interest receivable	52,887	87,075
Banking premises and equipment, net	65,353	74,912
Goodwill	152,109	152,109
Other assets	364,468	679,856

Total Assets	$38,607,354	$40,596,341

Liabilities and Shareholders’ Equity:
Deposits:
Interest-bearing	$20,811,108	$22,833,992
Noninterest-bearing	661,221	649,925

Total deposits	21,472,329	23,483,917
Repurchase agreements	6,950,000	6,950,000
Federal Home Loan Bank of New York advances	5,225,000	5,225,000

Total borrowed funds	12,175,000	12,175,000
Accrued expenses and other liabilities	217,449	237,616

Total liabilities	33,864,778	35,896,533

Common stock, $0.01 par value, 3,200,000,000 shares authorized; 741,466,555 shares issued; 528,419,170 and 528,211,462 shares outstanding at December 31, 2013 and 2012, respectively	7,415	7,415
Additional paid-in capital	4,743,388	4,730,105
Retained earnings	1,883,754	1,798,430
Treasury stock, at cost; 213,047,385 and 213,255,093 shares at December 31, 2013 and 2012, respectively	(1,712,107)	(1,713,895)
Unallocated common stock held by the employee stock ownership plan	(186,210)	(192,217)
Accumulated other comprehensive income, net of tax	6,336	69,970

Total shareholders’ equity	4,742,576	4,699,808

Total Liabilities and Shareholders’ Equity	$38,607,354	$40,596,341

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2013	2012	2013	2012
	(In thousands, except share data)
Interest and Dividend Income:
First mortgage loans	$259,269	$309,823	$1,103,840	$1,309,568
Consumer and other loans	2,395	3,077	10,088	12,887
Mortgage-backed securities held to maturity	13,703	26,903	75,695	127,861
Mortgage-backed securities available for sale	38,299	40,567	140,795	186,174
Investment securities held to maturity	585	585	2,341	3,488
Investment securities available for sale	810	2,368	6,308	8,148
Dividends on Federal Home Loan Bank of New York stock	3,499	4,592	14,689	23,470
Federal funds sold and other overnight deposits	2,749	243	7,425	1,443

Total interest and dividend income	321,309	388,158	1,361,181	1,673,039

Interest Expense:
Deposits	42,627	52,239	182,391	238,684
Borrowed funds	142,818	143,655	566,277	580,432

Total interest expense	185,445	195,894	748,668	819,116

Net interest income	135,864	192,264	612,513	853,923
Provision for Loan Losses	—	25,000	36,500	95,000

Net interest income after provision for loan losses	135,864	167,264	576,013	758,923

Non-Interest Income:
Service charges and other income	2,403	2,733	10,156	11,461
Gain on securities transactions, net	11,109	—	28,933	—

Total non-interest income	13,512	2,733	39,089	11,461

Non-Interest Expense:
Compensation and employee benefits	33,717	33,218	132,733	129,644
Net occupancy expense	8,874	8,484	36,790	34,270
Federal deposit insurance assessment	10,938	29,750	73,463	123,695
Other expense	19,944	16,104	66,851	68,993

Total non-interest expense	73,473	87,556	309,837	356,602

Income before income tax expense	75,903	82,441	305,265	413,782
Income Tax Expense	30,074	34,493	120,049	164,639

Net income	$45,829	$47,948	$185,216	$249,143

Basic Earnings Per Share	$0.09	$0.10	0.37	$0.50

Diluted Earnings Per Share	$0.09	$0.10	$0.37	$0.50

Weighted Average Number of Common Shares Outstanding:
Basic	498,166,594	496,965,560	497,793,895	496,570,311
Diluted	498,525,372	497,043,573	498,070,797	496,604,809

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Three Months Ended December 31,
	2013				2012
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$23,950,833	$259,269	4.33%		$27,005,937	$309,823	4.59%
Consumer and other loans	216,007	2,395	4.44		256,698	3,077	4.79
Federal funds sold and other overnight deposits	3,858,780	2,749	0.28		386,273	243	0.25
Mortgage-backed securities at amortized cost	9,209,940	52,002	2.26		11,240,812	67,470	2.40
Federal Home Loan Bank stock	347,102	3,499	4.03		372,315	4,592	4.93
Investment securities, at amortized cost	344,235	1,395	1.62		452,706	2,953	2.61

Total interest-earning assets	37,926,897	321,309	3.39		39,714,741	388,158	3.91

Noninterest-earnings assets (4)	950,067				1,524,460

Total Assets	$38,876,964				$41,239,201

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	996,288	379	0.15		$930,625	599	0.26
Interest-bearing transaction accounts	2,200,303	1,600	0.29		2,283,400	2,206	0.38
Money market accounts	5,344,536	2,671	0.20		6,822,577	5,930	0.35
Time deposits	12,523,101	37,977	1.20		13,033,015	43,504	1.33

Total interest-bearing deposits	21,064,228	42,627	0.80		23,069,617	52,239	0.90

Repurchase agreements	6,950,000	78,955	4.45		6,950,000	79,136	4.46
Federal Home Loan Bank of New York advances	5,225,000	63,863	4.78		5,570,652	64,519	4.53

Total borrowed funds	12,175,000	142,818	4.59		12,520,652	143,655	4.49

Total interest-bearing liabilities	33,239,228	185,445	2.19		35,590,269	195,894	2.16

Noninterest-bearing liabilities:
Noninterest-bearing deposits	655,183				634,767
Other noninterest-bearing liabilities	249,082				265,772

Total noninterest-bearing liabilities	904,265				900,539

Total liabilities	34,143,493				36,490,808
Shareholders’ equity	4,733,471				4,748,393

Total Liabilities and Shareholders’ Equity	$38,876,964				$41,239,201

Net interest income/net interest rate spread (2)		$135,864	1.20			$192,264	1.75

Net interest-earning assets/net interest margin (3)	$4,687,669		1.47%		$4,124,472		1.97%

Ratio of interest-earning assets to interest-bearing liabilities			1.14	x			1.12	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the annualized weighted average cost of total interest-bearing liabilities from the annualized weighted average yield on total interest-earning assets.
(3)	Determined by dividing annualized net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $67.6 million and $123.5 million for the quarters ended December 31, 2013 and 2012, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Consolidated Average Balance Sheets

(Unaudited)

	For the Years Ended December 31,
	2013				2012
	Average Balance	Interest	Average Yield/ Cost		Average Balance	Interest	Average Yield/ Cost
	(Dollars in thousands)
Assets:
Interest-earnings assets:
First mortgage loans, net (1)	$24,923,290	$1,103,840	4.43%		$27,677,039	$1,309,568	4.73%
Consumer and other loans	228,704	10,088	4.41		270,188	12,887	4.77
Federal funds sold and other overnight deposits	2,931,355	7,425	0.25		591,092	1,443	0.24
Mortgage-backed securities at amortized cost	9,792,478	216,490	2.21		12,034,383	314,035	2.61
Federal Home Loan Bank stock	349,591	14,689	4.20		425,561	23,470	5.52
Investment securities, at amortized cost	415,173	8,649	2.08		429,539	11,636	2.71

Total interest-earning assets	38,640,591	1,361,181	3.52		41,427,802	1,673,039	4.04

Noninterest-earnings assets (4)	1,077,827				1,506,828

Total Assets	$39,718,418				$42,934,630

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Savings accounts	982,900	1,860	0.19		$908,903	2,761	0.30
Interest-bearing transaction accounts	2,232,495	7,201	0.32		2,181,326	11,608	0.53
Money market accounts	5,895,550	15,027	0.25		7,529,380	35,059	0.47
Time deposits	12,796,643	158,303	1.24		13,223,809	189,256	1.43

Total interest-bearing deposits	21,907,588	182,391	0.83		23,843,418	238,684	1.00

Repurchase agreements	6,950,000	313,351	4.51		6,950,000	314,485	4.52
Federal Home Loan Bank of New York advances	5,225,000	252,926	4.84		6,623,094	265,947	4.02

Total borrowed funds	12,175,000	566,277	4.65		13,573,094	580,432	4.28

Total interest-bearing liabilities	34,082,588	748,668	2.20		37,416,512	819,116	2.19

Noninterest-bearing liabilities:
Noninterest-bearing deposits	644,572				611,656
Other noninterest-bearing liabilities	259,216				230,491

Total noninterest-bearing liabilities	903,788				842,147

Total liabilities	34,986,376				38,258,659
Shareholders’ equity	4,732,042				4,675,971

Total Liabilities and Shareholders’ Equity	$39,718,418				$42,934,630

Net interest income/net interest rate spread (2)		$612,513	1.32			$853,923	1.85

Net interest-earning assets/net interest margin (3)	$4,558,003		1.59%		$4,011,290		2.06%

Ratio of interest-earning assets to interest-bearing liabilities			1.13	x			1.11	x

(1)	Amount includes deferred loan costs and non-performing loans and is net of the allowance for loan losses.
(2)	Determined by subtracting the weighted average cost of total interest-bearing liabilities from the weighted average yield on total interest-earning assets.
(3)	Determined by dividing net interest income by total average interest-earning assets.
(4)	Includes the average balance of principal receivable related to FHLMC mortgage-backed securities of $97.8 million and $122.3 million for the years ended December 31, 2013 and 2012, respectively.

Hudson City Bancorp, Inc. and Subsidiary

Calculation of Efficiency Ratio and Book Value Ratios

	At or for the Quarter Ended
	Dec. 31, 2013	Sept 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012
	(In thousands, except share data)
Efficiency Ratio:
Net interest income	$135,864	$139,413	$159,853	$177,383	$192,264
Total non-interest income	13,512	13,456	9,588	2,533	2,733

Total operating income	$149,376	$152,869	$169,441	$179,916	$194,997

Total non-interest expense	$73,473	$78,488	$76,621	$81,255	$87,556
Less:
Merger-related costs	(623)	—	—	(69)	(54)

Total non-interest operating expense	$72,850	$78,488	$76,621	$81,186	$87,502

Efficiency ratio (1)	48.77%	51.34%	45.22%	45.12%	44.87%

Book Value Calculations:

Shareholders’ equity	$4,742,576	$4,689,105	$4,660,900	$4,711,443	$4,699,808
Goodwill and other intangible assets	(153,218)	(153,469)	(153,721)	(153,970)	(154,218)

Tangible shareholders’ equity	$4,589,358	$4,535,636	$4,507,179	$4,557,473	$4,545,590

Book Value Share Computation:
Issued	741,466,555	741,466,555	741,466,555	741,466,555	741,466,555
Treasury shares	(213,047,385)	(213,047,385)	(213,047,385)	(213,032,583)	(213,255,093)

Shares outstanding	528,419,170	528,419,170	528,419,170	528,433,972	528,211,462
Unallocated ESOP shares	(29,827,724)	(30,068,270)	(30,308,816)	(30,549,363)	(30,789,909)
Shares in trust	(426,103)	(396,754)	(396,906)	(394,926)	(391,266)

Book value shares	498,165,343	497,954,146	497,713,448	497,489,683	497,030,287

Book value per share	$9.52	$9.42	$9.36	$9.47	$9.46
Tangible book value per share	9.21	9.11	9.06	9.16	9.15

(1)	Calculated by dividing total non-interest operating expense by total operating income. These measures are non-GAAP financial measures. We believe these measures, by excluding merger-related costs, provide a better measure of our non-interest income and expenses.

Hudson City Bancorp, Inc.

Other Financial Data

Securities Portfolio at December 31, 2013:

	Amortized Cost	Estimated Fair Value	Unrealized Gain/(Loss)
	(Dollars in thousands)
Held to Maturity:

Mortgage-backed securities:
FHLMC	$1,123,029	$1,189,844	$66,815
FNMA	402,848	427,950	25,102
FHLMC and FNMA CMO’s	195,517	205,699	10,182
GNMA	63,070	65,330	2,260

Total mortgage-backed securities	1,784,464	1,888,823	104,359

Investment securities:
United States GSE debt	39,011	42,727	3,716

Total investment securities	39,011	42,727	3,716

Total held to maturity	$1,823,475	$1,931,550	$108,075

Available for sale:

Mortgage-backed securities:
FHLMC	$2,396,085	$2,433,438	$37,353
FNMA	3,879,723	3,890,723	11,000
FHLMC and FNMA CMO’s	38,220	38,511	291
GNMA	788,504	804,883	16,379

Total mortgage-backed securities	7,102,532	7,167,555	65,023

Investment securities:
United States GSE debt	298,190	290,194	(7,996)
Equity securities	6,873	7,089	216

Total investment securities	305,063	297,283	(7,780)

Total available for sale	$7,407,595	$7,464,838	$57,243

Hudson City Bancorp, Inc.

Other Financial Data

Loan Data at December 31, 2013:

	Non-Performing Loans			Total Loans
	Loan Balance	Number	Percent of Total Loans	Loan Balance	Number	Percent of Total Loans
	(Dollars in thousands)
First Mortgage Loans:
One- to four- family	$899,174	2,581	3.73%	$23,058,397	55,704	95.64%
FHA/VA	132,844	559	0.55%	704,532	3,589	2.92%
PMI	6,695	20	0.03%	109,247	370	0.45%
Construction	294	1	0.00%	294	1	0.00%
Commercial	3,189	4	0.01%	25,671	63	0.11%

Total mortgage loans	1,042,196	3,165	0.00%	23,898,141	59,727	99.11%
Home equity loans	5,307	62	0.02%	194,629	5,429	0.81%
Other loans	1,741	6	0.01%	20,059	1,890	0.08%

Total	$1,049,244	3,233	4.35%	$24,112,829	67,046	100.00%

Foreclosed real estate at December 31, 2013:

	Number	Carrying Value	Number Under Contract of Sale
	(Dollars in thousands)
Foreclosed real estate	204	$70,436	20

Hudson City Bancorp, Inc. and Subsidiary

Other Financial Data

(Unaudited)

	At or for the Quarter Ended
	Dec. 31, 2013	Sept. 30, 2013	June 30, 2013	March 31, 2013	Dec. 31, 2012
	(Dollars in thousands, except per share data)
Net interest income	$135,864	$139,413	$159,853	$177,383	$192,264
Provision for loan losses	—	4,000	12,500	20,000	25,000
Non-interest income	13,512	13,456	9,588	2,533	2,733
Non-interest expense:
Compensation and employee benefits	33,717	34,802	32,613	31,601	33,218
FDIC insurance assessment	10,938	18,850	19,600	24,075	29,750
Other non-interest expense	28,818	24,836	24,408	25,579	24,588

Total non-interest expense	73,473	78,488	76,621	81,255	87,556

Income before income tax expense	75,903	70,381	80,320	78,661	82,441
Income tax expense	30,074	27,647	31,598	30,730	34,493

Net income	$45,829	$42,734	$48,722	$47,931	$47,948

Total assets	$38,607,354	$39,186,560	$39,696,453	$40,286,698	$40,596,341
Loans, net	23,942,212	24,362,961	24,977,668	25,923,210	26,886,065
Mortgage-backed securities	8,952,019	9,686,630	10,311,102	10,112,098	11,017,499
Other securities	336,294	337,656	336,165	466,210	467,068
Deposits	21,472,329	22,079,731	22,619,271	23,163,092	23,483,917
Borrowings	12,175,000	12,175,000	12,175,000	12,175,000	12,175,000
Shareholders’ equity	4,742,576	4,689,105	4,660,900	4,711,443	4,699,808

Performance Data:
Return on average assets (1)	0.47%	0.43%	0.49%	0.47%	0.47%
Return on average equity (1)	3.87%	3.63%	4.10%	4.05%	4.04%
Net interest rate spread (1)	1.20%	1.22%	1.38%	1.53%	1.75%
Net interest margin (1)	1.47%	1.48%	1.64%	1.78%	1.97%
Non-interest expense to average assets (1) (4)	0.76%	0.80%	0.76%	0.80%	0.85%
Compensation and benefits to total revenue (5)	22.57%	22.77%	19.25%	17.56%	17.04%
Operating efficiency ratio (2)	48.77%	51.34%	45.22%	45.12%	44.87%
Dividend payout ratio	44.44%	44.44%	40.00%	80.00%	80.00%
Per Common Share Data:
Basic earnings per common share	$0.09	$0.09	$0.10	$0.10	$0.10
Diluted earnings per common share	$0.09	$0.09	$0.10	$0.10	$0.10
Book value per share (3)	$9.52	$9.42	$9.36	$9.47	$9.46
Tangible book value per share (3)	$9.21	$9.11	$9.06	$9.16	$9.15
Dividends per share	$0.04	$0.04	$0.04	$0.08	$0.08

Capital Ratios:
Equity to total assets (consolidated)	12.28%	11.97%	11.74%	11.69%	11.58%
Tier 1 leverage capital (Bank)	10.82%	10.57%	10.41%	10.20%	10.09%
Total risk-based capital (Bank)	25.31%	24.40%	23.78%	22.77%	21.59%

Other Data:
Full-time equivalent employees	1,520	1,525	1,522	1,580	1,622
Number of banking offices	135	135	135	135	135

Asset Quality Data:
Total non-performing loans	$1,049,244	$1,071,196	$1,112,206	$1,136,280	$1,162,527
Number of non-performing loans	3,233	3,288	3,414	3,407	3,432
Total number of loans	67,046	67,940	69,578	72,205	74,328
Total non-performing assets	$1,119,680	$1,136,902	$1,173,778	$1,199,959	$1,209,849
Non-performing loans to total loans	4.35%	4.36%	4.42%	4.35%	4.29%
Non-performing assets to total assets	2.90%	2.90%	2.96%	2.98%	2.98%
Allowance for loan losses	$276,097	$291,007	$297,288	$301,093	$302,348

Allowance for loan losses to non-performing loans	26.31%	27.17%	26.73%	26.50%	26.01%
Allowance for loan losses to total loans	1.15%	1.19%	1.18%	1.15%	1.12%
Provision for loan losses	$—	$4,000	$12,500	$20,000	$25,000
Net charge-offs	$14,910	$10,281	$16,305	$21,255	$14,225
Ratio of net charge-offs to average loans (1)	0.24%	0.17%	0.26%	0.32%	0.21%
Net gains (losses) on foreclosed real estate	$908	$346	$803	$(396)	$(565)

(1)	Ratios are annualized.
(2)	See page 16 for a calculation of our Operating Efficiency Ratios
(3)	See page 16 for the Book Value Calculations for book value per share and tangible book value per share.
(4)	Computed by dividing non-interest expense by average assets.
(5)	Computed by dividing compensation and benefits by the sum of net interest income and non-interest income